Exhibit 99.1

Union Pacific Announces Fremont, Calif. Land Sale

FOR IMMEDIATE RELEASE

Omaha, Neb., May 1, 2015 – Union Pacific Corporation (NYSE: UNP) today announced the sale of 111 acres in Fremont, California to Lennar Homes of California, Inc.  The Company will recognize a pre-tax gain of approximately $110 million in the second quarter of 2015 as a result of this transaction.  Lennar intends to utilize the property for transit-oriented development, including a mix of residential, office, retail, industrial, research and development, school, and park uses.  The sale parcel is the largest property in Fremont's new Warm Springs "innovation district" and is adjacent to BART's new passenger station, scheduled to open in the fall of 2015.

About Union Pacific

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America's most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. From 2005-2014, Union Pacific invested more than $31 billion in its network and operations to support America’s transportation infrastructure.  The railroad’s diversified business mix includes Agricultural Products, Automotive, Chemicals, Coal, Industrial Products and Intermodal. Union Pacific  serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada's rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

Investor contact is Mike Staffenbeal, (402) 544-4227.

Media contact is Aaron Hunt, (402) 544-0100.